Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

of

GRAND VACATIONS SERVICES LLC

This Limited Liability Company Agreement of Grand Vacations Services LLC (the “Company”), dated as of February 25, 2011 (this “Agreement”) is made by Hilton Resorts Corporation, as the sole member (the “Member”) of the Company. The Member hereby forms the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”) and hereby agrees as follows:

1. Name. The name of the Company shall be Grand Vacations Services LLC, or such other name as the Member may from time to time hereafter designate.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall initially be located at 7930 Jones Branch Drive, McLean, VA 22102, and the Company’s business shall be conducted from such place or such other places as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5. Members. The sole member of the Company as of the date hereof is the Member, whose business address is 7930 Jones Branch Drive, McLean, VA 22102. Additional members may be admitted to the Company with the consent of, and on such terms and conditions as shall be determined by, the Member in its sole and absolute discretion.

6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company.

(a) Management of the Company. The business and affairs of the Company shall be managed and controlled by a board of directors (the “Board”). The members of the Board (the “Directors”’) shall be “managers” within the meaning of the Act. The Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company.

(b) Composition; Initial Directors. The Board shall be comprised of three Directors; provided that the Board may from time to time increase or decrease the number of Directors. The initial Directors are Mark Way, Kim Kreiger and Rebecca Sloan.

(c) Meetings. Regular meetings of the Board may be called on at least twenty four (24) hours notice to each Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Board, or the chairman thereof (if any), as applicable. Any Director may call a special meeting of the Board on not less than twenty four (24) hours notice to each other Director, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.

(d) Quorum and Acts of the Board. At all duly called meetings of the Board, two Directors (unless at the time of the meeting there is only one Director) shall be required to establish a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. No action may be taken by the Board at any meeting under this Agreement or the Act without the consent of a majority of the Directors present at the meeting. Each Director shall be entitled to one vote.

(e) Telephonic or Video Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

(f) Action by Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by all of the Directors (provided, that for such purposes an electronic signature shall be valid).

(g) Resignations and Vacancies. Any Director may resign at any time upon notice to the Company. Unless otherwise provided by law, any newly created Board seat or any vacancy occurring in the Board for any reason may be filled by a majority of the remaining Directors (or by the Member if there are no remaining Directors).

(h) Member. Notwithstanding this paragraph 7, the Member shall have the power and authority to bind the Company and to act on behalf of and in the name of the Company.

8. Capital Contributions. The Member shall make capital contributions to the Company in such amounts and at such times as the Member determines in its sole and absolute discretion, which amounts shall be set forth in the books and records of the Company.

9. Resignation. The Member shall not resign from the Company except upon the transfer of all of his interests in the Company or the concurrent dissolution of the Company.

10. Distributions. The Member may receive distributions in cash or in kind in such amounts and at such times as the Member shall determine in its sole and absolute discretion, subject to the requirements of Section 18-607 of the Act and other applicable law.

11. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) occurrence of an event with respect to the Member causing a dissolution of the Company under Section 18-801 of the Act; or

(b) the resignation of the Member pursuant to Section 9 of this Agreement.

12. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Member, Director and officer, in each case in his or its capacity as such, any affiliate of a Member, Manager or officer and any person of which a Director or officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing (any of the foregoing, a “Covered Person”) from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in connection with the business or affairs of the Company or its controlled affiliates or the activities of such Covered Person on behalf of the Company; provided, that indemnification hereunder and the advancement of expenses under Section 13 shall be recoverable only from the assets of the Company and not from assets of the Member.

13. Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in Section 12 (other than a claim, demand, action, suit or proceeding brought by the Company against the Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 12.

14. Insurance. The Company may, or may cause an affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board may, in its discretion, deem reasonable.

15. Amendments. This Agreement may be amended only upon the written consent of the Member.

16. Authorized Person. Brian Howard is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed a certificate of formation with the Secretary of State of the State of Delaware. Upon filing of the certificate of formation, Brian Howard’s powers as an authorized person ceased.

17. Officers. The initial officers of the Company shall be designated by the Member, and are listed on Schedule A hereto. The Company may employ and retain such additional or successor persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Board.

18. Miscellaneous. Neither the Member nor any Director shall have any liability for the debts, obligations or liabilities of the Company except to the extent expressly required by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware.

IN WITNESS WHEREOF, the party hereto has executed this Agreement as of the day and year first above written.

HILTON RESORTS CORPORATION

By:	/s/ Owen Wilcox
Name:	Owen Wilcox
Title:	Assistant Secretary